UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2021

REGNUM CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-222083	82-0832447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Third Avenue, 10th New York, NY 10016
(Address of Principal Executive Offices)

(917) 647-1498

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 13, 2021, Regnum Corp., a Delaware corporation (“Regnum”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SevenScore Pharmaceuticals, LLC, a Delaware limited liability company (“SevenScore”).

The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, (a) SevenScore will be merged with and into Regnum (the “Merger”), with Regnum being the surviving corporation in the Merger, and, (b) at the effective time of the Merger (the “Effective Time”), membership interests in SevenScore will be converted into the right to receive an aggregate of 25,878,168 shares of common stock of Regnum (the “Merger Consideration”).  Each SevenScore membership interest shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and exchangeable for a fraction of a fully paid and nonassessable share of Regnum Common Stock equal to one multiplied by a fraction obtained by dividing (A) 25,878,168 by (B) 26,128,168 (the “Exchange”).

There are currently 22,950,000 shares of common stock pf Regnum issued and outstanding, of which 22,700,000 shares are owned by Phoenixus AG, a company organized under the laws of Switzerland (“PAG”).  Upon effectiveness of the Merger, (i) each share of Regnum Common Stock issued and outstanding and owned by PAG as of immediately prior thereto shall be cancelled and extinguished without any conversion thereof, and (ii) 22,730,409 shares of Regnum Common Stock will be owned by PAG as a result of conversion of SevenScore membership interests; (ii) 3,147,759 shares of RGMP Common Stock being owned by several other SevenScore members; and (iii) 250,000 shares of Regnum Common Stock being owned by the Regnum shareholders, other than PAG, prior to effectiveness of the Merger.  As a result of the current ownership of control shares of Regnum by PAG, as well as the membership interest in SevenScore owned by PAG, the Merger will not affect a change of control of Regnum.

The Merger Agreement provides that all of the options and warrants to acquire, or instruments convertible into, SevenScore membership interests held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, share for share, into options and warrants, or convertible instruments, respectively, of Regnum.

The board of directors of Regnum has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Regnum and its stockholders, and (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger.  PAG, the majority shareholder of Regnum also approved the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The board of directors of SevenScore has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, SevenScore and its member, and (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger.  PAG, the majority member of SevernScore also approved the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The completion of the Merger is subject to satisfaction to submit a Company Related Action Notification in accordance with Financial Industry Regulatory Authority (FINRA) Rule 6490 (the “Corporate

Action Notice”). The closing for the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as practicable following confirmation from FINRA that it is satisfied with, and has no further comments to, the Corporate Action Notice, unless the parties agree in writing to another time and date. The date on which the Closing occurs is referred to herein as the “Closing Date.” On the Closing Date, the parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of Delaware pursuant to Title 6, Section 18-209 of the Delaware Laws and the Articles of Merger with the Secretary of State of the State of Nevada pursuant to Section 92A.200 of Nevada Laws (the “Effective Time”).

At the Closing, the parties will terminate the Consulting Agreement, dated April 7, 2021, between Regnum and SevenScore, pursuant to which officers of Regnum undertook management responsibilities for the operations of SevenScore.

The foregoing description of the Merger Agreement and the transactions contemplated thereby in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein. It is not intended to provide any other factual information about Regnum, SevenScore or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, as well as by information contained in each party’s periodic reports filed with the SEC, and may be subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Regnum, SevenScore or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Regnum’s public disclosures.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger Agreement, dated May 13, 2021, by and among Regnum Corp., and SevenScore Pharmaceuticals LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regnum Corp.

Date: May 17, 2021	By:	/s/ Anne Kirby
	Name:	Anne Kirby
	Title:	CEO

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